Ex 99.2

Palomar Holdings, Inc. Announces Successful Completion of June 1 Reinsurance Placement

~ Full Year 2026 Adjusted Net Income Guidance Increased to $266 Million to $280 Million ~

LA JOLLA, Calif., May 29, 2026 (GLOBE NEWSWIRE) -- Palomar Holdings, Inc. (NASDAQ: PLMR) (“Palomar” or the “Company”) today announced the successful completion of certain reinsurance programs incepting June 1, 2026, and increased the Company’s full year 2026 adjusted net income guidance.

The Company has procured approximately $421 million of incremental limit to support the growth of its Earthquake franchise. Palomar’s reinsurance coverage now extends to $3.92 billion for earthquake events and $135 million for continental United States hurricane events.

Palomar’s per occurrence event retentions will remain at $11 million for hurricane events and $20 million for earthquake events, levels that are meaningfully within management’s previously stated guideposts of less than one quarter’s adjusted net income and less than 5% of stockholders’ equity.

The reinsurance program continues to provide ample capacity for the Company’s growth in the subject business lines as well as coverage to a level exceeding Palomar’s 1:250-year peak zone Probable Maximum Loss. Of note, $360 million of the $3.92 billion earthquake limit was sourced through Palomar’s seventh Torrey Pines Re catastrophe bond issuance, priced at the lower end of the indicated range.

Palomar also renewed its standalone reinsurance treaty supporting the Hawaii hurricane policies issued by Laulima Exchange. The renewed program provides Laulima with up to $865 million of per-occurrence coverage, representing a $130 million increase year-over-year, including $50 million sourced through the Torrey Pines Re platform. The placement marked the first inclusion of a standalone Hawaii Hurricane tranche within Torrey Pines Re, further diversifying Palomar’s sources of reinsurance capacity. The program’s per-occurrence event retention remained unchanged at $1.5 million.

“We are very pleased with the outcome of our June 1 reinsurance placement and remain grateful for the support of our broad and diversified reinsurance panel,” commented Mac Armstrong, Chairman and Chief Executive Officer of Palomar. “We added meaningful incremental limit to support growth, maintain event retentions at levels consistent with the expiring treaty despite significant earnings and exposure growth, and expanding the role of collateralized reinsurance through another Torrey Pines Re catastrophe bond issuance. Importantly, we achieved these objectives at attractive economics which well-positions Palomar to deliver profitable growth and attractive returns for shareholders. As a result, we are increasing our full-year 2026 adjusted net income guidance range to $266 million to $280 million from the previously indicated range of $262 million to $278 million.”

Other highlights of the Company’s reinsurance program include:

•
Issued seventh Torrey Pines Re catastrophe bond securing $410M of protection, a total of $1.28 billion of multi-year ILS capacity providing diversifying collateralized reinsurance capital;

•
A reinsurance panel of over 100 reinsurers and ILS investors, including multiple new reinsurers, all of which have an “A-” (Excellent) or better financial strength rating from A.M. Best and/or S&P (Standard & Poor’s) or are fully collateralized;
•
Prepaid reinstatements across substantially all layers that have a reinstatement provision with only modest additional reinsurance premium due in certain multiple event scenarios.

Palomar’s Chief Risk Officer, Jon Knutzen, added, “This June 1 renewal further strengthens Palomar’s ability to manage peak catastrophe volatility while supporting continued profitable growth. The combination of incremental limit for our peak peril zones and expanded ILS capacity improves both the efficiency and diversification of our overall reinsurance program. We appreciate the continued support from our global reinsurance partners and believe this placement positions the Company favorably from both a capital management and earnings stability perspective.”

About Palomar Holdings, Inc.

Palomar Holdings, Inc. is the holding company of subsidiaries Palomar Specialty Insurance Company (“PSIC”), Palomar Specialty Reinsurance Company Bermuda Ltd. (“PSRE”), Palomar Insurance Agency, Inc., Palomar Excess and Surplus Insurance Company (“PESIC”), Palomar Underwriters Exchange Organization, Inc. (“PUEO”), First Indemnity of America Insurance Co. (“FIA”), Palomar Crop Insurance Services, Inc. (“PCIS”), and Palomar Casualty and Surety Company (“PCSC”). Palomar’s consolidated results also include Laulima Exchange (“Laulima”), a variable interest entity for which the Company is the primary beneficiary. Palomar is an innovative specialty insurer serving residential and commercial clients in five product categories: Earthquake, Inland Marine and Property, Casualty, Surety & Credit, and Crop. Palomar’s insurance subsidiaries, PSIC, PSRE, PESIC, and FIA have a financial strength rating of “A” (Excellent) from A.M. Best and PCSC has a financial strength rating of “A-” (Excellent) from A.M. Best.

To learn more, visit PLMR.com.

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Safe Harbor Statement

Palomar cautions you that statements contained in this press release may regard matters that are not historical facts but are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by Palomar that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business. The forward-looking statements are typically, but not always, identified through use of the words "believe," "expect," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict,"

"probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected results or delays in development and regulatory review, regulatory approval requirements, the frequency and severity of adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact

Media Inquiries

Lindsay Conner

1-551-206-6217

lconner@plmr.com

Investor Relations

Jamie Lillis

1-203-428-3223

investors@plmr.com

Source: Palomar Holdings, Inc.